Exhibit 10.2.2

CONN’S, INC.

NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN

1.	Purpose of Plan.

The purpose of the Conn’s, Inc. Non-Employee Director Restricted Stock Plan (the “Plan”) is to aid in the attracting and retaining of persons of outstanding competence to serve on the Board of Directors of Conn’s, Inc. (the “Company”) who are not employed by the Company. This Plan is intended to enable such persons to acquire or increase ownership interests in the Company on a basis that will encourage them to use their best efforts to contribute to the Company’s achievement of its objectives. Consistent with these objectives, the Plan provides for the award of shares of Restricted Stock and Restricted Stock Units to Non-Employee Directors on the terms and subject to the conditions set forth below.

2.	Definitions.

The following terms will have the meanings set forth below, unless the context clearly otherwise requires:

2.1. “Annual Grant” has the meaning set forth in Section 5.2.

2.2. “Award” means an award of shares of Restricted Stock or RSUs to a Non-Employee Director.

2.3. “Board” means the Company’s board of directors.

2.4. “Change in Control” means an event described in Section 8.2 of the Plan.

2.5. “Code” means the Internal Revenue Code of 1986, as amended.

2.6. “Committee” means the group of individuals administering the Plan, as provided in Section 3 of the Plan.

2.7. “Common Stock” means the common stock of the Company, par value $0.01 per share. The number and kind of shares of stock or other securities into which such Common Stock may be changed in accordance with Section 4.3 of the Plan.

2.8. “Disability” means the permanent and total disability of the Participant within the meaning of Section 22(e)(3) of the Code.

2.9. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.10. “Fair Market Value” means, with respect to the Common Stock, as of any date: (i) the closing sale price of the Common Stock at the end of the regular trading session if the Common Stock is listed, admitted to unlisted trading privileges, or reported on the primary national securities exchange (including The NASDAQ Global Select Market and NASDAQ Global Market) on which the Common Stock is traded on such date (or, if no shares were traded on such day, as of the next preceding day on which there was such a trade); or (ii) if the Common Stock is not so listed, admitted to unlisted trading privileges, or reported on any national securities exchange, the closing bid price as of such date at the end of the regular trading session, as reported by The NASDAQ Capital Market, OTC Bulletin Board,

Pink Sheets LLC, or other comparable service; or (iii) if the Common Stock is not so listed or reported, such price as the Committee determines in good faith in the exercise of its reasonable discretion.

2.11. “Non-Employee Director” means a member of the Board who, as of the date of grant of an Award, is not an officer or employee of the Company or any Subsidiary.

2.12. “Participant” means a Non-Employee Director who receives one or more Awards under the Plan.

2.13. “Performance Criteria” means the performance criteria that may be used by the Committee in granting Awards where vesting of the Award is contingent upon achievement of such performance goals as the Committee may determine in its sole discretion. The Committee may select one criterion or multiple criteria for measuring performance, and the measurement may be based upon Company, segment, Subsidiary, division, business unit or subunit or asset group performance, either absolute or by relative comparison to other companies, or any other external measure of the selected criteria.

(a) The Committee may determine that any Award granted pursuant to the Plan to a Participant will be conditioned on any of the following performance goals:

(i) Net income measures (including but not limited to earnings, net earnings, operating earnings, earnings before taxes, EBIT (earnings before interest and taxes), EBITA (earnings before interest, taxes, and amortization) EBITDA (earnings before interest, taxes, depreciation, and amortization), EBITDAR (earnings before interest, taxes, depreciation, amortization and rent) and earnings per share);

(ii) Stock price measures (including but not limited to growth measures and total stockholder return (stock price plus reinvested dividends) relative to a defined comparison group or target and price-earnings multiples);

(iii) Cash flow measures (including but not limited to net cash flow, net cash flow before financing activities, economic value added (or equivalent metric), debt reduction, debt to equity ratio, or establishment or material modification of a credit facility);

(iv) Return measures (including but not limited to return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity);

(v) Operating measures (including operating income, cash from operations, after-tax operating income, sales volumes, same store sales, production volumes, credit portfolio delinquency rate, credit portfolio net charge-off rate, gross margins and production efficiency);

(vi) Expense measures (including but not limited to overhead cost and general and administrative expense);

(vii) Asset measures (including but not limited to a specified target, or target growth in sales, stores or credit portfolio, market capitalization or market value, proceeds from dispositions, strategic acquisitions, or raising capital);

(viii) Relative performance measures (including but not limited to relative performance to a comparison group or index designated by the Committee and market share);

(ix) Corporate values measures (including but not limited to ethics, customer satisfaction, legal, enterprise risk management, regulatory, and safety); and

(x) Any combination of the above.

If an Award is made on this basis, the Committee will establish goals prior to the beginning of the period for which the Performance Criteria relate (but not later than 90 days after the commencement of the period of services to which the Performance Criteria relate). The Committee has the right for any reason to reduce (but not increase) the Award, notwithstanding the achievement of a specified goal. Any settlement of an Award granted with Performance Criteria under this subparagraph (a) will be conditioned on the written certification of the Committee in each case that the Performance Criteria and any other material conditions were satisfied.

(b) To the extent that Section 409A is applicable, (i) performance-based compensation will also be contingent on the satisfaction of pre-established organizational or individual Performance Criteria relating to a performance period of at least 12 consecutive months in which the Participant performs services and (ii) Performance Criteria will be established not later than 90 calendar days after the beginning of any performance period to which the Performance Criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established.

2.14. “Restricted Stock” means shares of Common Stock granted to an Non-Employee Director pursuant to Section 5 of the Plan that is subject to the restrictions on transferability and the risk of forfeiture imposed by the provisions of Section 5.

2.15. “Restricted Stock Unit” or “RSU” means a notional account established pursuant to an Award granted to an Eligible Recipient, as described in Section 5 of the Plan, that is (a) valued solely by reference to shares of Common Stock, (b) subject to restrictions specified in the agreement evidencing the Award, and (c) payable in shares of Common Stock within 30 days of the lapse of such restrictions. The RSUs awarded to the Eligible Recipient will vest according to the time-based or performance based criteria specified in the agreement evidencing the Award.

2.16. “Securities Act” means the Securities Act of 1933, as amended.

2.17. “Subsidiary” means any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest, as determined by the Committee.

3.	Plan Administration.

The Plan will be administered by the Board or by a committee of the Board. Such a committee, if established, will act by majority approval of the members (unanimous approval with respect to action by written consent), and a majority of the members of such a committee will constitute a quorum. As used in the Plan, “Committee” will refer to the Board or to such a committee, if established. The Committee may exercise its duties, power and authority under the Plan in its sole and absolute discretion without the consent of any Participant or other party, unless the Plan specifically provides otherwise. Each determination, interpretation or other action made or taken by the Committee pursuant to the provisions of the Plan will be conclusive and binding for all purposes and on all persons, and no member of the Committee will be liable for any action or determination made in good faith with respect to the Plan or any Award granted under the Plan.

4.	Shares Available for Issuance.

4.1. Maximum Number of Shares Available; Restrictions. Subject to adjustment as provided in Section 4.3 of the Plan, the maximum number of shares of Common Stock that will be available for issuance under the Plan will be 300,000. The shares available for issuance under the Plan may, at the election of the Committee, be either treasury shares or shares authorized but unissued, and, if treasury shares are used, all references in the Plan to the issuance of shares will, for corporate law purposes, be deemed to mean the transfer of shares from treasury.

4.2. Accounting for Awards. Shares of Common Stock that are issued under the Plan or that are subject to outstanding Awards will be applied to reduce the maximum number of shares of Common Stock remaining available for issuance under the Plan; provided, however, that shares forfeited under an Award will automatically again become available for issuance under the Plan.

4.3. Adjustments to Awards. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, extraordinary dividend, or divestiture (including a spin-off) or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustment to outstanding Awards to prevent dilution or enlargement of the rights of Participants.

5.	Awards.

5.1. Annual Grant. Each year, on the first day following the Company’s annual stockholders meeting, each individual elected, re-elected or continuing as a Non-Employee Director automatically will receive, in consideration for service as a director, an Award having the number of shares of Restricted Stock as determined by the Company’s Committee (the “Annual Grant”).

5.2. Discretionary Grants. A Non-Employee Director may be granted one or more Awards under the Plan (the “Discretionary Grants”) in addition to the Annual Grant(s), including, but not limited to, a pro rata Annual Grant in connection with such Non-Employee Director’s initial election or appointment to the Board. Discretionary Grants will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion.

5.3. Vesting of Awards. The Committee may impose such restrictions or conditions, not inconsistent with the provisions of the Plan, to the vesting of such Awards as it deems appropriate, including, without limitation, that the Participant remain in the continuous service of the Company for a certain period or achievement of one or more of the Performance Criteria. Unless otherwise stated in an agreement evidencing an Award, an Award shall vest, subject to the other terms of the Plan, in four equal annual installments beginning on the first anniversary of the date of grant.

5.4. Rights as a Stockholder. Except as provided in Sections 5.5, 5.6 and 9.1 of the Plan, or in the award agreement evidencing an Award of Restricted Stock, a Participant will have all voting, dividend, liquidation and other rights with respect to shares of Restricted Stock upon the Participant becoming the holder of record of such shares as if such Participant were a holder of record of shares of unrestricted Common Stock. A Participant will have no voting, dividend, liquidation and other rights with respect to shares of Common Stock subject to the Participant’s RSUs until the Participant becomes the holder of record of such shares.

5.5. Dividends and Distributions. Unless the Committee determines otherwise in its sole discretion (either in the agreement evidencing the Award of Restricted Stock at the time of grant or at any time after the grant of the Award of Restricted Stock), any dividends or distributions (other than regular quarterly cash dividends) paid with respect to shares of Restricted Stock subject to the unvested portion of an Award will be subject to the same restrictions as the shares of Restricted Stock to which such dividends or distributions relate. The Committee will determine in its sole discretion whether any interest will be paid on such dividends or distributions.

5.6. Enforcement of Restrictions. To enforce the restrictions referred to in this Section 5, the Committee may place a legend on the stock certificates referring to such restrictions and may require the Participant, until the restrictions have lapsed, to keep the stock certificates, together with duly endorsed stock powers, in the custody of the Company or its transfer agent, or to maintain evidence of stock ownership, together with duly endorsed stock powers, in a certificateless book-entry stock account with the Company’s transfer agent.

5.7. Settlement of Awards. If and when the restriction period expires with respect to a share of Restricted Stock or a RSU, the Company will, subject to Section 8, deliver a share of Common Stock free of restriction to or for the account of the Participant, the Participant’s estate, or beneficiary, as applicable.

6.	Effect of Termination of Service.

6.1. Termination Due to Death or Disability. Subject to Section 6.3 of the Plan, in the event a Participant’s ceases to be a member of the Board by reason of his or her death or Disability, all shares of Restricted Stock and RSUs then held by or credited to the Participant that have not vested as of such date will be forfeited.

6.2. Termination for Reasons Other than Death or Disability. Subject to Sections 6.3 of the Plan, in the event a Participant ceases to be a member of the Board for any reason other than death or Disability, all shares of Restricted Stock and RSUs then held by or credited to the Participant that have not vested as of such termination will be forfeited.

6.3. Modification of Rights Upon Termination. Notwithstanding the other provisions of this Section 6, upon a Participant’s ceasing to be a member of the Board, the Committee may, in its sole discretion (which may be exercised at any time on or after the date of grant, including following such cessation), cause one or more shares of Restricted Stock or RSUs then held by or credited to such Participant to vest and/or continue to vest following such cessation of membership on the Board, in each case in the manner determined by the Committee.

7.	Payment of Withholding and Employment-Related Tax Obligations.

The Company is entitled to withhold and deduct from future compensation of the Participant (or from other amounts that may be due and owing to the Participant from the Company), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, foreign, state and local withholding and employment-related tax requirements attributable to an Award, including, without limitation, the grant, vesting, or payment of dividends with respect to, an Award.

8.	Change in Control.

8.1. Change in Control Definitions. For purposes of this Section:

(a) “Bona Fide Underwriter” means an entity engaged in business as an underwriter of securities that acquires securities of the Company through such entity’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.

(b) “Continuity Directors” mean any individuals who are members of the Board on February 1, 2011, and any individual who subsequently becomes a member of the Board whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Continuity Directors (either by specific vote or by approval of the Company’s proxy statement in which such individual is named as a nominee for director without objection to such nomination); provided, however, that any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, a default on any financial instrument, or a default on any dividends will not be considered a Continuity Director.

(c) “Outstanding Securities” are those outstanding securities ordinarily having the right to vote at elections of directors.

(d) “Successor” means any individual, entity, group, or other person (as such term is used in Section 13(d) or Section 14(d) of the Exchange Act), other than the Company, any “affiliate” (as defined below) or any benefit plan(s) sponsored by the Company or any affiliate, that succeeds to, or has the practical ability to control (either immediately or solely with the passage of time), the Company’s business directly, by merger, consolidation or other form of business combination, or indirectly, by purchase of the Company’s Outstanding Securities or all or substantially all of its assets or otherwise. For this purpose, an “affiliate” is (i) any corporation at least a majority of whose Outstanding Securities are owned directly or indirectly by the Company or (ii) any other form of business entity in which the Company, by virtue of a direct or indirect ownership interest, has the right to elect a majority of the members of such entity’s governing body.

8.2. A “Change in Control” shall be deemed to have occurred if an event described in any one of the following paragraphs has occurred:

(a) the sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to any Successor;

(b) any Successor other than a Bona Fide Underwriter becomes the beneficial owner, directly or indirectly, of (i) 20% or more, but less than 50%, of the combined voting power of the Company’s Outstanding Securities, unless the transaction resulting in such ownership has been approved in advance by the Continuity Directors, or (ii) 50% or more of the combined voting power of the Company’s Outstanding Securities (regardless of any approval by the Continuity Directors);

(c) a merger or consolidation to which the Company is a party (a “Transaction”) if the Company’s stockholders immediately prior to the effective date of the Transaction have beneficial ownership of securities of the surviving corporation immediately following the effective date of the Transaction representing (i) 50% or more, but not more than 80%, of the combined voting power of the surviving corporation’s then Outstanding Securities, unless the Transaction has been approved in advance by the Continuity Directors, or (ii) less than 50% of the combined voting power of the surviving corporation’s then Outstanding Securities (regardless of any approval by the Continuity Directors); or

(d) the Continuity Directors cease for any reason to constitute at least 50% or more of the Board.

8.3. Acceleration of Vesting. Without limiting the authority of the Committee under Section 4.3 of the Plan, if a Change in Control occurs, then, if approved by the Committee in its sole discretion either in an agreement evidencing an Award at the time of grant or at any time after the grant of an Award, all Awards that have been outstanding for at least six months will become immediately fully vested and non-forfeitable. All other Awards will terminate and be forfeited upon the Change in Control.

9.	Transferability.

9.1. Restrictions on Transfer.

(a) Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by subsection (b) below, no right or interest of any Participant in shares of Restricted Stock or RSUs prior to vesting of such Restricted Stock or RSUs will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.

(b) A Participant will be entitled to designate a beneficiary to receive shares of Restricted Stock or RSUs upon such Participant’s death, and in the event of such Participant’s death, settlement of any Restricted Stock or RSUs will be made to such beneficiary. If a deceased Participant has failed to designate a beneficiary, or if a beneficiary designated by the Participant fails to survive the Participant, settlement of any Restricted Stock or RSUs will be made to the Participant’s legal representatives, heirs, devisees and legatees. If a deceased Participant has designated a beneficiary and such beneficiary survives the Participant but dies before complete settlement of his or her Awards, then such settlement will be made to the legal representatives, heirs, devisees and legatees of the beneficiary.

9.2. Non-Exclusivity of the Plan. Nothing contained in the Plan is intended to modify or rescind any previously approved compensation plans or programs of the Company or create any limitations on the power or authority of the Board to adopt such additional or other compensation arrangements as the Board may deem necessary or desirable.

10.	Securities Laws and Other Restrictions.

Notwithstanding any other provision of the Plan or any agreements entered into pursuant to the Plan, a Participant may not sell, assign, transfer or otherwise dispose of shares of Common Stock issued pursuant to Awards granted under the Plan, unless (a) there is in effect with respect to such shares a registration statement under the Securities Act and any applicable securities laws of a state or foreign jurisdiction or an exemption from such registration under the Securities Act and applicable state or foreign securities laws, and (b) there has been obtained any other consent, approval or permit from any other U.S. or foreign regulatory body which the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing shares of Common Stock, as may be deemed necessary or advisable by the Company in order to comply with such securities laws or other restrictions.

11.	Plan Amendment, Modification and Termination.

The Board may suspend or terminate the Plan or any portion thereof at any time, and may amend the Plan from time to time in such respects as the Board may deem advisable in order that Awards under the Plan will conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no such amendments to the Plan will be effective without approval of the Company’s stockholders if stockholder approval of the amendment is then required pursuant to the rules of any stock exchange, The NASDAQ Global Select Market, or similar regulatory body. No termination, suspension or amendment of the Plan may adversely affect any outstanding Award without the consent of the affected Participant; provided, however, that this sentence will not impair the right of the Committee to take whatever action it deems appropriate under Sections, 4.3, 7 and 8 of the Plan.

12.	Duration of the Plan.

The Plan will terminate at midnight on March 29, 2021, and may be terminated prior to such time by Board action. No Award will be granted after termination of the Plan. Awards outstanding upon termination of the Plan may continue to become free of restrictions, according to their terms.

13.	Miscellaneous.

13.1. Governing Law. Except to the extent expressly provided herein or in connection with other matters of corporate governance and authority (all of which shall be governed by the laws of the Company’s jurisdiction of incorporation), the validity, construction, interpretation, administration and effect of the Plan and any rules, regulations and actions relating to the Plan will be governed by and construed exclusively in accordance with the laws of the State of Delaware notwithstanding the conflicts of laws principles of any jurisdictions.

13.2. Shareholder Approval. This Plan must be approved by a majority of the votes cast at a duly held shareholder’s meeting at which a quorum representing a majority of all outstanding voting shares of Common Stock is, either in person or by proxy, present and voting on the Plan within twelve (12) months after the date this Plan is adopted by the Board. If the shareholders fail to approve adoption of this Plan, all Awards granted under this Plan shall terminate and be forfeited.

13.3. Compliance with Section 409A. Each Award issued under the Plan is intended to be exempt from Section 409A and will be interpreted accordingly.

13.4. Successors and Assigns. The Plan will be binding upon and inure to the benefit of the successors and permitted assigns of the Company and the Participants.